Exhibit 99.1

PRESS RELEASE OF MATRIXX INITIATIVES, INC.

MATRIXX INITIATIVES, INC. ANNUAL SHAREHOLDER
MEETING SUMMARY

Matrixx Introduces Six New Zicam Cough Mist™ Products

Phoenix, AZ – April 28, 2004 – Matrixx Initiatives, Inc. (Nasdaq: MTXX), developer and distributor of the expanded line of Zicam® products, held its 2004 Annual Shareholders Meeting today. During the meeting Carl Johnson, President and CEO of Matrixx Initiatives, Inc., discussed 2003 results and first quarter 2004 earnings. The Company also announced the introduction of six new Zicam Cough Mist™ products that will compete in the $3 billion US cough/cold category.

All six products utilize a unique spray mist delivery system and innovative taste masking technology that will appeal to consumers who prefer a fast, effective cough relief to suppress coughs and soothe throat irritation. All six products contain clinically proven active ingredients including the cough suppressant most recommended by doctors to quiet a nagging cough. The Plus D products also contain the nasal decongestant Phenylephrine HCI.

Mr. Johnson said, “We are excited to add 6 new products to the Zicam franchise for this year’s cough & cold season. These new products show our commitment to invest in R&D and our ability to bring new OTC products to market which utilize novel delivery systems. The fact that we have grown from 2 products in 2001 to 16 products this year demonstrates our focus on growing the brand and our successful business model.”

Mr. Johnson also updated investors regarding the recent allegations about the Company’s cold remedy nasal gel, and reiterated that the nasal gel is safe and that reports to the contrary are unfounded and misleading.

At the annual meeting, shareholders reelected two directors, Edward J. Walsh and Michael A. Zeher, to the Company’s Board of Directors for a three-year term or until their successors are elected. Mr. Walsh has been a director since 2000 and currently serves as Chairman of the Compensation Committee and as a member of the Audit and Governance Committees. Mr. Zeher has been a director since 2000.

A replay of the annual meeting will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 6858863 for 3 days, and a webcast of the meeting will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.

About Matrixx Initiatives, Inc.

Matrixx Initiatives, Inc. is engaged in the development, manufacture, and marketing of over-the-counter (OTC) pharmaceuticals which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy nasal gel product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Cold Remedy Oral Mist, Zicam Cold Remedy Chewables, Zicam Cold Remedy RapidMelts, Zicam Allergy Relief, Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX — News), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, executive vice president and chief financial officer, 602-385-8888, whemelt@matrixxinc.com, or Bill Barba, investor relations, at 602-385-8888, bbarba@matrixxinc.com. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.

Matrixx Forward Looking Statement Disclaimer:

This press release and the webcast referred to in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Matrixx Initiatives, Inc.’s financial performance expectations, product development and introduction schedules and other prospective business developments. These forward-looking statements are based on the Company’s expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying any forward-looking statements made by the Company. Factors that could cause actual results to differ materially from the Company’s expectations include the possibility that sales of the Company’s products will not be as strong as expected, the Company may experience unanticipated delays or negative results in its new product research and development efforts, existing or new products may be found to be ineffective or unsafe, or may otherwise fail to receive regulatory clearances or approvals, new products, while effective, may prove to be uneconomical to commercialize, and existing or new products may not achieve broad market acceptance. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.